Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Micropolis Holding Company

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares	(1)	457(o)	7,100,000	$1.3850	$9,833,500.00	0.0001531	$1,505.51

Total Offering Amounts:							$9,833,500.00		1,505.51
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$1,505.51

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Offering Note(s)

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum aggregate offering price is equal to the average of the high and low prices of shares of Micropolis Holding Company’s ordinary shares on the NYSE American on September 17, 2025, multiplied by the number of shares registered.